Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 23, 2007 (which expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment) accompanying the consolidated financial statements of Argan, Inc. and subsidiaries appearing in the 2007 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-KSB for the year ended January 31, 2007, which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statement.

/s/ Grant Thornton LLP

Baltimore, Maryland
June 14, 2007